UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report	February 10, 2005
(Date of earliest event reported)	February 7, 2005

Old Second Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-10537	36-3143493
(Commission File Number)	(I.R.S. Employer Identification Number)

37 South River Street, Aurora, Illinois	60507
(Address of principal executive offices)	(Zip Code)

(630) 892-0202
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On February 7, 2005, Old Second Bancorp, Inc. (the “Company”) entered into a Compensation and Benefits Assurance Agreement (the “Agreement”) with James Eccher, the President of Old Second National Bank of Aurora.  The initial term of the Agreement is for one year and it is automatically extended for successive one-year periods, unless earlier terminated by either party.  If a “change of control,” of the Company occurs, the term of the Agreement shall automatically renew for a two-year period and terminate following that two-year period (the “Extended Period”).  Under the Agreement, a change of control occurs if; (i) certain persons acquire twenty percent or more of the Company’s or the Bank’s then outstanding voting securities; (ii) a majority of Company directors serving or thereafter approved by at least (2/3) of the then current board at the beginning of a two-year period cease to constitute such majority following the two-year period; or (iii) the stockholders of the company approve a liquidation or a sale of the Bank or the Company or approve a merger or consolidation of the Company (where the voting securities of the Company represent less than 80% of the voting securities of the surviving entity after the merger or consolidation).

In the event of a change in control or a qualifying termination (occurring during the Extended Period), which includes an involuntary termination without cause, Mr. Eccher’s voluntary termination with good cause, or a constructive termination, the Agreement provides for certain payments to Mr. Eccher.  Under the Agreement those payments include a lump-sum severance benefit in the amount of two times Mr. Eccher’s base salary.  Mr. Eccher would also be entitled to accelerated vesting of his stock options, two years continuation of health insurance coverage, outplacement services for a period of up to one year in an amount not to exceed $20,000, and any additional payments necessary to make him whole for any excise taxes that may be imposed.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1 Compensation and Benefits Assurance Agreement by and between Old Second Bancorp, Inc. and James Eccher.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD SECOND BANCORP, INC.

Dated: February 10, 2005	By:	/s/ J. Douglas Cheatham
J. Douglas Cheatham
Senior Vice President and Chief Financial Officer